Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL YEAR 2009 RESULTS

JASPER, IN (November 5, 2008) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $339.5 million and income from continuing operations of $2.2 million, or $0.06 per Class B diluted share, for the first quarter of fiscal year 2009, which ended September 30, 2008. Excluding $0.6 million of after-tax restructuring costs, the Company recorded non-GAAP income from continuing operations of $2.8 million, or $0.08 per Class B diluted share for the fiscal year 2009 first quarter.

The following discussion excludes the results of discontinued operations for all periods presented.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)	September 30, 2008	% of Sales	September 30, 2007	% of Sales	Percent Change
Net Sales	$ 339.5		$333.9		2%
Gross Profit	$ 58.5	17.2%	$ 67.8	20.3%
Selling, General and Administrative Expense (SG&A)	$ 53.3	15.7%	$ 59.5	17.8%
Restructuring Expense	$ 1.0	0.3%	$ 0.3	0.1%
Income from Continuing Operations	$ 2.2	0.6%	$ 6.6	2.0%	(67%)
Earnings Per Class B Diluted Share from Continuing Operations	$ 0.06		$ 0.17		(65%)

Non-GAAP Financial Measures
Income from Continuing Operations excluding Restructuring Charges	$ 2.8	0.8%	$ 6.8	2.0%	(59%)
Earnings Per Class B Diluted Share from Continuing Operations excluding Restructuring Charges	$ 0.08		$ 0.18		(56%)
  First quarter fiscal year 2009 net sales increased 3% in the Electronic Manufacturing Services (EMS) segment when compared with the prior year while net sales in the Furniture segment remained flat with prior year as higher net sales of hospitality furniture were offset by a decline in net sales of office furniture.

  Consolidated first quarter gross profit as a percent of net sales declined 3.1 percentage points compared to the first quarter of the prior year due to lower margins in both the EMS segment and the Furniture segment. When compared to recent quarters, consolidated gross profit as a percent of net sales in the current year first quarter improved over both the prior year third and fourth quarters.

  Consolidated first quarter SG&A costs declined 10% compared to the prior year primarily on lower incentive compensation costs and benefits realized as a result of the previously announced workforce reduction restructuring. Additionally, the Company recorded a $1.1 million favorable adjustment in SG&A due to a reduction in its Supplemental Employee Retirement Plan (SERP) liability resulting from the normal revaluation of the liability to fair value in the current year first quarter compared to $0.2 million expense that was recorded in the prior year first quarter which resulted in a favorable $1.3 million variance quarter over quarter in SG&A. The gain resulting from the reduction of the SERP liability that was recognized in SG&A was exactly offset by a decline in the SERP investment which was recorded in Other Income as investment expense; therefore there was no effect on net earnings.

  Other income/expense for the first quarter declined $3.1 million from the prior year partially related to the SERP adjustment disclosed above. In addition, in the first quarter of the prior year, the Company recognized pre-tax income of $1.3 million (or $0.7 million after-tax) related to funds received as part of a Polish offset credit program for investments made in its Poland operation.

  Operating cash flow for the first quarter of fiscal year 2009 was $14.0 million compared to $17.4 million in the first quarter of the prior year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $22.3 million at September 30, 2008 compared to $29.8 million at June 30, 2008, as cash flow generated from operations was more than offset by cash payments during the quarter for capital expenditures, an acquisition, and dividends.

James C. Thyen, Chief Executive Officer and President, stated, "The volatility in the financial market, general uncertainty globally and the tighter credit markets are impeding growth in both of our segments, but particularly in our Furniture segment. We increased our sales and marketing investments and introduced significant new products to the furniture market over the last couple of years which has provided us a better opportunity for sales growth in the Furniture segment. Our strategic diversification into four primary market verticals within the EMS segment has also proven to be a sound decision given the current state of the automotive industry. In addition, we realized approximately $2.7 million of pre-tax benefits in the first quarter related to the workforce reduction restructuring actions announced in fiscal year 2008 in both of our segments. And we will see further benefit from the additional efficiencies and cost savings we will be realizing in the future as our European restructuring actions are completed. We remain cautious on the near-term business outlook given the uncertainty in the world markets, but all of these actions should better position us for the future."

Electronic Manufacturing Services Segment

Financial Highlights	Three Months Ended
(Dollars in millions)	September 30, 2008	September 30, 2007	Percent Change
Net Sales	$ 182.9	$178.0	3%
Income (Loss) from Continuing Operations	$ (0.8)	$ 0.8	(199%)
Restructuring Charges, Net of Tax	$ 0.5	$ 0.0
Income (Loss) from Continuing Operations, Excluding Restructuring Charges	$ (0.3)	$ 0.8	(143%)
  Net sales to customers in the medical and public safety industries were higher in the first quarter of fiscal year 2009 compared to last year while net sales to customers in the automotive and industrial control industries declined compared to the prior year.

  Results of operations in this segment in the fiscal year 2009 first quarter were negatively impacted by excess capacity costs, labor inefficiencies at select locations, and anticipated inefficiencies resulting from the execution of the European consolidation restructuring activities as significant activity occurred in the first quarter to move production from the Company's Longford, Ireland facility to its Poland facility. This initial stage of the overall European consolidation plan is expected to be complete in the Company's fiscal year 2009 second quarter. In addition, contractual customer price reductions on select products went into effect late in fiscal year 2008 which lowered gross margin in the current quarter.

  First quarter fiscal year 2009 SG&A costs in this segment declined 17% compared to the prior year primarily related to lower incentive compensation costs and the benefits realized from restructuring activities.

  The prior year first quarter included pre-tax income of $1.3 million (or $0.7 million after-tax) relating to funds received as part of a Polish offset credit program for investments made in its Poland operation.

  In September 2008, the Company acquired the assets and certain liabilities of Genesis Electronics Manufacturing, located in Tampa, Florida for $5.4 million. The acquisition is being integrated into the Company's EMS segment by consolidating the acquired facility into the Company's current Tampa facility. The acquisition's results of operations are included in the Company's financial statements subsequent to the acquisition date and were immaterial to the Company's first quarter fiscal year 2009 results.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in millions)	September 30, 2008	September 30, 2007	Percent Change
Net Sales	$156.6	$155.9	0%
Income from Continuing Operations	$ 3.2	$ 5.1	(37%)
Restructuring Charges, Net of Tax	$ 0.1	$ 0.1
Income from Continuing Operations, Excluding Restructuring Charges	$ 3.3	$ 5.2	(36%)
  Fiscal year 2009 first quarter net sales of furniture products were flat with the prior year as higher net sales of hospitality furniture were offset by a decline in office furniture net sales.

  Income from continuing operations in this segment for the current year first quarter was lower than the prior year primarily as a result of supply chain cost increases on purchased finished product, higher commodity costs, higher freight and fuel costs, and a sales mix shift to lower margin product. In addition, the current year first quarter was negatively impacted by an increase in LIFO inventory reserves associated with inflation in select raw materials. Partially offsetting the higher costs were price increases on select product, benefits realized from the previously announced workforce reduction restructuring activities and lower incentive compensation costs.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release include income from continuing operations excluding restructuring charges and earnings per share from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, general economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2008.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 11:00 AM Eastern Time today, November 5, 2008. To listen to the live conference call, dial 800-261-3417, or for international calls, dial 617-614-3673. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 19, 2008, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 18081719.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the first quarter ended September 30, 2008, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	September 30, 2008	September 30, 2007
Net Sales	$ 339,495	100.0%	$ 333,937	100.0%
Cost of Sales	280,983	82.8%	266,157	79.7%
Gross Profit	58,512	17.2%	67,780	20.3%
Selling, General & Administrative Expenses	53,305	15.7%	59,495	17.8%
Restructuring Expense	963	0.3%	321	0.1%
Operating Income	4,244	1.2%	7,964	2.4%
Other Income (Expense) - Net	(779)	(0.2%)	2,330	0.7%
Income from Continuing Operations Before Taxes on Income	3,465	1.0%	10,294	3.1%
Provision for Income Taxes	1,281	0.4%	3,732	1.1%
Income from Continuing Operations	2,184	0.6%	6,562	2.0%
Loss from Discontinued Operations, Net of Tax	--	0.0%	(124)	(0.1%)
Net Income	$ 2,184	0.6%	$ 6,438	1.9%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.06		$0.18
Class B	$0.06		$0.17
Diluted from Continuing Operations:
Class A	$0.06		$0.17
Class B	$0.06		$0.17
Basic:
Class A	$0.06		$0.17
Class B	$0.06		$0.17
Diluted:
Class A	$0.06		$0.17
Class B	$0.06		$0.17

Average Shares Outstanding
Basic	37,014		37,632
Diluted	37,483		38,146

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended
($000's)	September 30, 2008	September 30, 2007
Net Cash Flow provided by Operating Activities	$ 13,974	$ 17,390
Net Cash Flow (used for)/provided by Investing Activities	(15,509)	6,031
Net Cash Flow used for Financing Activities	(1,371)	(26,478)
Effect of Exchange Rate Change on Cash and Cash Equivalents	(2,150)	1,459
Net Decrease in Cash & Cash Equivalents	(5,056)	(1,598)
Cash & Cash Equivalents at Beginning of Period	30,805	35,027
Cash & Cash Equivalents at End of Period	$ 25,749	$ 33,429

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	September 30, 2008	June 30, 2008
Assets
Cash, Cash Equivalents and Short-Term Investments	$ 78,324	$ 82,440
Receivables, Net	185,450	180,307
Inventories	171,434	164,961
Prepaid Expenses and Other Current Assets	33,795	37,227
Assets Held for Sale	9,832	1,374
Property & Equipment, Net	185,717	189,904
Goodwill	17,195	15,355
Intangible Assets, Net	12,154	13,373
Other Assets	31,872	37,726
Totals	$ 725,773	$ 722,667

Liabilities & Share Owners' Equity
Current Liabilities	$ 317,849	$ 303,707
Long-Term Debt, Less Current Maturities	410	421
Other	23,591	26,072
Share Owners' Equity	383,923	392,467
Totals	$ 725,773	$ 722,667

Supplementary Information

Components of Other Income/(Expense), Net

(Unaudited)	Three Months Ended
($000's)	September 30,	September 30,
	2008	2007
Interest Income	$ 775	$ 873
Interest Expense	(776)	(396)
Foreign Currency/Derivative Gain	511	85
Gain/(Loss) on Supplemental Employee Retirement Plan Investment	(1,123)	149
Polish Offset Credit Program	--	1,324
Other Non-Operating Income/(Expense)	(166)	295
Other Income/(Expense), Net	$ (779)	$ 2,330

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
($ in millions, except per share data)

Income from Continuing Operations, Excluding Restructuring Charges

	Three Months Ended
	September 30,	September 30,
	2008	2007
Income from Continuing Operations, as reported	$ 2.2	$ 6.6
Restructuring Charges, Net of Tax	0.6	0.2
Income from Continuing Operations, Excluding Restructuring Charges	$ 2.8	$ 6.8

Earnings Per Class B Diluted Share from Continuing Operations, Excluding Restructuring Charges

Earnings per Class B Diluted Share from Continuing Operations, as reported	$0.06	$0.17
Impact of Restructuring Charges per Class B Diluted Share	$0.02	$0.01
Earnings per Class B Diluted Share from Continuing Operations, Excluding Restructuring Charges	$0.08	$0.18